EXHIBIT B-3


                             REIMBURSEMENT AGREEMENT

          THIS AGREEMENT, which is made this       day of               , 2000,
                                             -----        --------------
by and between American Transmission Company, LLC, a limited liability company organized and existing under the laws of the State of Wisconsin (the "Borrower"), and Alliant Energy Corporation, a corporation organized and existing under the laws of the State of Wisconsin (the "Guarantor"),

                                   WITNESSETH:

          WHEREAS, the Borrower proposes to enter into a Credit Agreement to be
dated as of           , 2000, with various financial institutions (together with
            ----------
their respective successors and assigns, each a "Lender" and collectively the "Lenders") and Bank One, NA as agent (in such capacity, together with any successor in such capacity, the "Agent"), pursuant to which the Lenders may make certain loans to the Borrower (the "Credit Agreement");

          WHEREAS, the Lenders have required, as a condition of such financing,
that the Guarantor enter into a Guaranty dated           , 2000, (the
                                               ----------
"Guaranty"), pursuant to which the Guarantor shall guarantee all of the obligations of the Borrower under the Credit Agreement (the "Obligations");

          WHEREAS, the Borrower would have been unable to obtain financing under the Credit Agreement without the Guaranty of the Guarantor;

          WHEREAS, it is in the best interests of the Borrower to obtain such financing from the Lenders;

          NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Guarantor to enter into the Guaranty, the parties hereby agree as follows:

          1. The Borrower hereby unconditionally promises to reimburse the Guarantor upon demand, without defense, setoff or counterclaim, for (a) all amounts which Guarantor may pay to the Agent or any Lender under or in connection with the Guaranty, and (b) interest on such amounts from the date of payment by the Guarantor to the date of reimbursement by the Borrower at the rate of interest announced by Bank One, NA from time to time as its prime or reference rate for interest rate determinations plus 2% per annum, with the interest rate hereon changing as and when such prime rate changes. The Borrower's obligation to reimburse the Guarantor shall be absolute, unconditional and irrevocable, shall be paid strictly in accordance with this Agreement, and shall not be affected by, and the Guarantor shall not be responsible for, among other things, (a) the validity or enforceability of, or compliance with the terms of, the Guaranty, the Credit Agreement or any related document, (b) the use of the proceeds of loans made under the Credit Agreement, or (c) any dispute between the Borrower and the Agent or any Lender or Lenders. The Guarantor shall not be obligated to take any steps whatsoever to collect from, or to file any claim of any kind against, any other person or entity


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liable for payment or performance of any of the Obligations. The Guarantor shall have the exclusive right, which may be exercised from time to time without diminishing or impairing the obligations of Borrower hereunder, and without notice of any kind to Borrower, to grant or enter into any waiver, amendment, modification, extension, refinancing, indulgence, compromise, settlement, discharge or release of any of the provisions of the Guaranty or any other agreement that relates to the Obligations, and to honor any demand for payment under the Guaranty without inquiry or investigation. The Borrower unconditionally and irrevocably waives all notices of any kind, including notice of any demand or payment made under the Guaranty, and each and every defense, setoff or counterclaim which would otherwise operate to impair or diminish its obligations under this Agreement. Nothing whatever except actual full payment and performance to the Guarantor shall operate to discharge the Borrower's obligations hereunder.

          2.   The Borrower shall pay to the Guarantor a guarantee fee at the
rate of    % per annum, computed on the outstanding principal balance of the
        ---
Obligations for the period commencing as of             , 2000 (the "Closing
                                            ------------
Date"), and continuing so long as the Guaranty is outstanding, which fee shall be payable quarterly in advance commencing on the Closing Date and continuing on the [first day of each June, September, December and March] thereafter.

          3. All computations of interest, fees and other amounts hereunder will be based on a 360-day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable.

          4. The Borrower agrees not to enter into any amendment or modification of the Credit Agreement or any related document, or seek any waiver or consent thereunder, without the prior written consent of the Guarantor.

          5. The Borrower shall obtain the release or termination of the Guaranty on or before the expiration of sixty (60) days after the effective date of the first transfer of transmission assets to the Borrower by one or more of its member utilities.

          6. The Borrower shall provide to the Guarantor such information regarding the financial condition of the Borrower as the Guarantor may reasonably request from time to time.

          7.   Borrower represents and warrants that:

               a. The execution, delivery and performance of this Agreement by the Borrower are within the limited liability company powers of the Borrower, have been duly authorized by all necessary limited liability company action and do not and will not (i) require any consent or approval of the members of the Borrower which has not been obtained, (ii) violate any provision of the operating agreement of the Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority, or
(iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Borrower


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


pursuant to, any indenture or other agreement or instrument under which the Borrower is a party or by which it or any of its properties may be bound or affected.

               b. This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally.

          8. The Borrower shall pay or reimburse the Guarantor for (i) all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Guarantor in connection with the negotiation, preparation, execution, delivery and administration of the Guaranty, this Agreement and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing; and (ii) all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Guarantor before or after judgment in enforcing, protecting or preserving any of its rights under this Agreement, the Guaranty and any other document required hereunder or thereunder.

          9. This Agreement is intended solely for the benefit of the parties hereto, and no third party shall have any rights under or by reason of the existence of this Agreement.

          10. This Agreement shall inure to the benefit of the Guarantor and its successors and assigns, and shall be binding upon the Borrower and Borrower's successors and assigns.

          11. Any failure or delay on the part of the Guarantor in asserting or enforcing any of its rights or in making any claims or demands hereunder shall not constitute a waiver of any of the Guarantor's rights hereunder.

          12. This Agreement constitutes the entire agreement between the Borrower and Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Guarantor unless expressed herein..

          13. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

          14. This Agreement shall be governed by the internal laws of the State of Wisconsin.


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


          IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

(SEAL)                                  AMERICAN TRANSMISSION COMPANY,
                                        LLC

                                        By:
                                           -------------------------------------
                                           Title:
                                                 -------------------------------


(SEAL)                                  ALLIANT ENERGY CORPORATION

                                        By:
                                           -------------------------------------
                                           Title:
                                                 -------------------------------


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